Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventssm

SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Event Date/Time: Sep. 09. 2008 / 5:00 ET

www.streetevents.com	contact us

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jerry Smith
Shuffle Master, Inc. - SVP and General Counsel

Mark Yoseloff
Shuffle Master, Inc. - Executive Chairman and CEO

Coreen Sawdon
Shuffle Master, Inc. - SVP, CAO and Acting CFO

CONFERENCE CALL PARTICIPANTS

Ryan Worst
Brean Murray, Carret & Co. - Analyst

Joe Greff
JPMorgan - Analyst

Bill Lerner
Deutsche Bank - Analyst

Fred Button
-Private Investor

PRESENTATION

Operator

Greetings, and welcome to the Shuffle Master Inc. third quarter earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Jerry Smith, Senior Vice President and General Counsel. Thank you, Mr. Smith. You may begin.

Jerry Smith - Shuffle Master, Inc. - SVP and General Counsel

Thank you. Good afternoon, and thank you all for joining us today for our third quarter 2008 earnings call. I am Jerry Smith, Senior Vice President and General Counsel of Shuffle Master. With me today are Mark Yoseloff, Chairman of the Board and CEO of Shuffle Master; Paul Meyer, President and Chief Operating Officer; and Coreen Sawdon, Senior Vice President, CAO and Acting CFO. Today's conference call is being simultaneously webcast through our website, www.shufflemaster.com, and will also will archived for the next 30 days.

Before we get started, I would like to remind you that various remarks we make about future expectations, plans and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from these expectations. We will also be discussing certain financial measures such as adjusted EBITDA, which represents a non-GAAP financial measure. The importance of this measure to investors as well as reconciliation to the most directly comparable GAAP measures can be found in our most recent 10-Q, which will be filed today, as well as in our prior public filings, including our Form S1 in today's press release, which was issued shortly before this conference call, announcing our third quarter 2008 results.

Now I'll turn the call over to our CEO, Mark Yoseloff.

www.streetevents.com	contact us	1

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Thanks, Jerry.

I would like to comment on some recent developments. First, I would like to provide an update on our refinancing strategy. During the third quarter and subsequently, we have sold equity, increased our bank credit facility with the addition of a term-loan component, and have tendered for and bought some of our outstanding senior convertible notes. As a result, we have strengthened our balance sheet, with debt now accounting for less than 2.8 times adjusted EBITDA. We can now give our undivided attention to growing the business and move full speed ahead with the next phase of our strategic initiatives.

As far as product strategy, at G2E last November, we showcased a suite of cutting-edge products and table innovations. One of our products that attracted considerable attention was Star Craps, an entirely electronic craps game that enables players to virtually roll the dice using individual touch screens. Currently, Star Craps is in the last and final stages of GLI approval, and should be rolled out within a month. There is significant interest among our customers for this sort of ground-breaking technology, and we expect this to be an important product in fiscal 2009.

During our first quarter conference call, I made reference to an important new concept that combines a number of our high-tech products. This product, the iTable, will be introduced at G2E this November. Utilizing touch-screen player stations embedded in a standard-sized blackjack table, the iTable combines an intuitive electronic betting interface with a live dealer who deals selected games from the appropriate Shuffle Master utility product; that is the iShoe or the iDeal specialty shuffler.

By automating the betting process, the iTable dramatically increases game security, accuracy and speed, resulting in an estimated 30% increase in rounds per hour, while eliminating dealer errors. Further, by combining card and bet recognition, the iTable provides table game data, including actual win/loss and handle per player, while providing accurate player ratings and skill analysis. Finally, the iTable allows our customers to offer additional wagering, such as a true odds bet for blackjack, which would be virtually impossible without this technology. We have previewed this product with a number of our major customers throughout the world, and it has been met with considerable enthusiasm.

Turning to the quarter, we reported total revenues of $49.5 million, a third quarter record. Diluted earnings per share were reduced to $0.08, as they were negatively impacted by approximately $0.03 per share as a result of an impairment writedown related to our invest in Sona Mobile, Inc., and the expense related to the settlement of a distributor lawsuit. We experienced solid growth in lease and service revenue in all of our product segments this quarter. Specifically, looking at year-over-year increases in lease and service revenue, Utility grew from $7.7 million to $8.9 million, a 16% increase. Proprietary table games grew from $7 million to $8.9 million, a 28% increase. Electronic table systems grew from $1.7 million to $2.4 million, a 39% increase. This results in overall lease and service revenue growth from $16.4 million to $20.3 million, a 23% increase, and a company record.

Now let me turn the call over to Coreen Sawdon to review the quarterly results in more detail.

Coreen Sawdon - Shuffle Master, Inc. - SVP, CAO and Acting CFO

Thank you, Mark, and good afternoon to everyone.

To summarize our third quarter results, revenue was $49.5 million, representing growth of 10% over the prior-year period, and 1% over the prior sequential quarter. Total lease and service revenue increased 23% to $20.3 million. US revenue was $23.1 million or 47% of revenue, and increased $2.6 million from the prior-year period. International revenue was 26 -- excuse me me -- $26.4 million, or 53% of total revenue, and increased $1.7 million from the prior-year period. Operating expenses were $22.1 million, up approximately 12% from the prior-year period, and up 4% from the quarter ended April 30, '08. These increases were predominantly attributable to the weakened US dollar and its impact on expense at the company’s foreign subsidiaries as reported in US dollars, an increase in personnel costs, and a nonrecurring settlement expense.

www.streetevents.com	contact us	2

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

We remain committed to being aggressive in reducing costs throughout the entire organization, as Mark will elaborate on in his closing remarks.

Adjusted EBITDA total $14.1 million for the third quarter, compared to $12.3 million from the prior-year period. Operating cash flow was strong at $16.8 million, a year-over-year increase of $0.8 million and a quarterly record. These improvements are the result of a focused effort to reduce inventory levels, manufacturing cost, and improved accounts receivable collections. Lastly, our effective tax rate for the quarter was 28.7%.

Now I'll move into a product recap. As compared to the prior-year quarter, total utility revenue increased by 6% to $19.9 million. The increase in total revenue for this segment as compared to the prior-year period was the result of a 16% increase in lease and service revenue. Total lease and service revenue was a record $8.9 million, compared to $7.7 million in the prior-year period and $8.6 million in the prior sequential quarter. Increases in utility lease revenue were principally driven by a 575 Shuffle unit increase in our lease install base, as well as increases in our monthly average lease price year-over-year. Sales revenue in this category remained relatively flat from the prior-year period. Total Shuffle install base is now approximately 27,500 units, a nearly 2,900 unit increase year-over-year.

Total revenues in the proprietary table game segment were $9.7 million, up 9% from the prior-year period, despite a sales revenue decline of 61%.

Proprietary table game royalty and service revenue reached a record $8.9 million, increasing 28% from the prior-year quarter and 9% from the prior sequential quarter. Royalty and service revenue accounted for 92% of revenue in this segment. The improved royalty and service revenue is largely attributable to an increase in the monthly average lease price per table game from the prior-year period, driven in part by the addition of table game bonusing options to our existing table games, and units acquired in connection with the PGIC table game division acquisition.

Moving to electronic table systems, revenues increased 2% from the prior-year period and grew significantly from the prior sequential quarter, up 20% to $8 million. Although we saw sales revenue decrease 16% year-over-year, leasing revenue was strong enough to offset the loss and increased in nearly every product line. Table Master and Vegas Star product lines grew lease revenues by over 50% from the prior-year period.

Electronic gaming machines revenue was a third quarter record of $11.8 million, up 25% and 10% from the prior-year period and prior sequential quarter respectively. This year-over-year growth was primarily due to a significant increase of over 50% in the average sales price of our EGM, which as a result of the growing popularity of several of our titles as well as increased sales of new versus used boxes.

The mix of lease and service revenue versus sale revenue in the third quarter 2008 showed continued improvement, accounting for 41% of total revenue, compared to 39% and 36% in the prior sequential and prior-year period respectively.

Moving to our margins, gross margin increased to 59%, compared to 57% in the prior-year period, and declined slightly from the prior sequential quarter's gross margin of 60%. The year-over-year improvement in margin was principally due to a 23% increase in lease and royalty revenue, which generally yields better margins over time, in addition to higher average lease prices and average sale prices. The decline from the prior sequential quarter was mainly attributable to increases in amortization over the prior-year period, and the impact of foreign currency due to weakening of the US dollar for products built in Austria and Australia. Lease and royalty gross margin was at 69% for the third quarter, whereas sales and service gross margins was at approximately 53%. The higher gross margin numbers associated with leases is yet another compelling reason to emphasize leases over selling.

www.streetevents.com	contact us	3

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Since our last quarterly call, we have executed on a refinancing strategy for our outstanding $150 million contingent convertible senior notes that we anticipate will be put in April of 2009. In July, we entered into a second amendment to our revolving credit facility, which provided for a near $65 million term loan which we borrowed against in August. In July, we closed the public offering of approximately 17.6 million shares of common stock at $4.25 per share, resulting in net proceeds of approximately $70 million. These net proceeds are included in our cash and cash equivalents at quarter end.

As part of this offering we granted to our underwriters, and they exercised in August, an overallotment option to purchase 2.6 million shares of common stock at $4.25 per share less the underwriter discount. After quarter end, we used the net proceeds from the term loan, the equity offering, and the exercise of the underwriter's overallotment option to repurchase $89.3 million of our $150 million convertible notes at a discounted price of 97.25%. We used the remaining proceeds from the offering to pay down our existing revolver to an outstanding balance of $6 million. We intend to draw down on the revolver and/or use cash on hand to satisfy the remaining outstanding notes of approximately $60 million. As a result, our net debt at the end of the quarter is $127.6 million, compared to $230.6 million as of year end, down $103 million, of which more than $30 million of this reduction is attributable to our operating cash flow.

Moving to the balance sheet, negative working capital as of July 31st is due to the reclassification of our notes to current liabilities based on the substantial likelihood that the holders of the note will require us to repurchase them on April 15th, 2009. Excluding the impact of our classification of the notes in current liabilities, and approximately $70 million in cash from our equity offering, our working capital would be approximately $66 million. Cash and cash equivalents increased to $89.2 million from $4.4 million at October 31st, 2007, which includes approximately $70 million of net proceeds from our offering, which were funded prior to quarter end. Inventories are $26.5 million, down 22% from October 31st, 2007.

As mentioned above, the reductions are a result of a formal emphasis on inventory management, improved forecasting and strong revenue performance. Our general inventory reduction plan includes the following key components. The addition of operations personnel in certain facilities, improved forecasting resulting in better demand planning, and specific inventory reduction goals for operations personnel.

With that, I would like to turn the call over to Mark for wrap-up and closing remarks.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Thank you, Coreen.

On previous calls I have benchmarked our progress against the strategic initiatives first announced 18 months ago. I'm pleased with the progress that we have made. One example is the sustained success of the lease model. This quarter marks the 7th consecutive quarter of increased lease and service revenues, demonstrating that our strategy is gaining momentum and aligns particularly well with the needs of our customers in the current economic environment.

Eighteen months ago, after our acquisition of Stargames, there was considerable uncertainty as to the integration of Stargames, and with the general lumpiness in revenue, as a result of a substantially greater reliance on product sales. In the intermediate time period we have successfully completed the integration of Stargames, as is demonstrated by the contribution of Stargames' products to our overall revenue mix and the general profitability of our company in Asia-Pac. At the same time we have made substantial progress in stabilizing revenue, primarily by reducing our reliance on sales versus leases.

With all of this behind us, we must focus attention on improving our ability to move revenue dollars at the top line to profit dollars at the bottom line. As we discussed on previous calls, one of the first ways which we will do this is by reducing manufacturing costs across all of our product lines by engineering cost savings initiatives, as well as improving manufacturing and sourcing efficiencies. We believe that sustainable gross margins in excess of 60% by the end of 2009 is a realistic and attainable goal.

www.streetevents.com	contact us	4

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

We believe that there is a real opportunity to improve profitability by making meaningful reductions in SG&A without impacting our ability to run our business. Currently we are thoroughly examining our infrastructure, with an eye towards taking appropriate action to realize these cost reductions. Once this analysis is completed, we will outline for you the specific strategic initiative necessary to achieve this reduction in SG&A and resultant improvements in profitability.

In closing, our results this quarter demonstrate that we have made good progress against our goals. We grew revenue, increased the penetration of our key growth products, and drove higher ALPs. We continue to make excellent progress on our strategic initiatives. We are now ready to enter the second phase of our strategy in order to better align our expenses with the current business environment by becoming leaner and more efficient overall. With the debt refinancing successfully behind us, we believe that by continuing to execute against our strategic plan, as well as introducing appropriate cost reduction and containment measures, we will be able to translate revenue growth into greater and greater profitability.

With that, I will now turn the call back to the operator for questions and answers.

QUESTIONS AND ANSWERS

Operator

Thank you. (OPERATOR INSTRUCTIONS) Ladies and gentlemen, we will now be conducting a question-and-answer session. Our first question is from the line of Ryan Worst with Brean Murray. Please go ahead.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Thanks, good afternoon.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Hi, Ryan.

Coreen Sawdon - Shuffle Master, Inc. - SVP, CAO and Acting CFO

Hi.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Mark, could you talk about just the mix of leased shufflers versus sold shufflers in the quarter? It looked like it leans more towards sales than leases, and considering your strategy it is a little different and different from what we have seen over the past couple of quarters?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Well, there -- there's always some sales activity -- and this is particularly the case outside of North America. We certainly commented on this. So I think the -- the thing that I am looking at as a metric is the growth of our lease placements, you know, every quarter, and as you know, in the time period when sales were really, you know, being -- being pushed hard on us a couple of years ago, our actual lease placements were reduced over the quarter. One of the reasons why I think we made the point that in the last

www.streetevents.com	contact us	5

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Okay. That makes sense. So there was more international sales in this -- international placements in the quarter than previous, I guess?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Well, again, the one area of lumpiness in the shuffler business is the sales to places like Macau, other parts of Asia, parts of Europe, where they are sales.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Okay. No, that makes sense. And then, you talked about getting your cost structure in line with the current environment. What are you seeing out there in terms of operator CapEx spending? Are you seeing that come down and affecting your business a little bit?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

You know, I -- I really don't. I mean, we -- there are isolated examples of individual casino-operating companies where they freeze capital for a time period, they unfreeze it. They -- they lease instead of buying, and they would normally be a natural buyer. There's a certain amount of that that we see, and I think -- and I don't want to suggest that our products are immune to the reductions in CapEx. On the other hand, because our products generally offer operating efficiencies, increased revenues, and it's measurable and -- and it's immediate, we just don't see a lot of CapEx reductions when it comes to things like shufflers or some of our other products. Certainly when we give our customers the choice, I think more of them are leaning towards leasing because of these economic conditions than might have been the case a couple of years ago. But as you said, look, there is plenty of shuffler buying in this quarter as well. You know, the newer products like the eTables, we're trying very hard to sustain mostly leasing. You know, although even there has been some buying.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Okay. And then one last question on the -- this iTable product that I guess you are going to debut at G2E, could you talk about where that is, in terms of, you know, the regulatory approvals and things like that, and kind of a time frame, and maybe just a little bit more detail on what that product exactly is?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Well, the product is exactly what we described. Look, we're really excited about this product, because it combines our electronic table initiatives with our utility product initiatives over the years, and you have a fully-integrated table solution for our customers. So this involves a dealer, and live cards. So that doesn't change. But what we do have is 100% accurate, both card and bet recognition. The betting is done electronically -- kind of similar to what we do with rapid roulette, which is very popular already in the US. But all of the outcomes are based on live cards. This can be black jack, it can be baccarat, it can be any of the specialty games like three-card poker and so on.

www.streetevents.com	contact us	6

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

The -- the benefits of this product to our customers are -- are so many that I can't list them all for you, but it's adding -- you know, it's additional rounds per time period, no dealer errors, no dealing with chips other than in and out, but during game play everything is done electronically, and from the perspective of the casino customer, we can offer them wagering on this device you can't offer any other way. So, for example, in black jack, after you get your hand and you see the dealer's up cards, we can offer you true odds on your hand, or true odds less some sliver for the casino. And we have demoed this to a number of casino operators, both big and small, US-based and international, and the reaction has been overwhelmingly positive, so we're very excited about rolling this out.

As far as where we are, I would say the core development is finished. We wouldn't be talking about it if it wasn't. Because this is classified as a table game, in almost all markets it will be considered as a associated casino equipment as opposed to gaming equipment, the same category as an automatic card shuffler, and the approvals are generally much quicker than they would be if it were gaming equipment like a slot machine. Finally, we have had the regulatory labs in to see the product, several of the key ones, not all, but several very key regulatory labs, and so I would say that we're covering a lot of bases. We intend to get this into the labs reasonably soon, and are very hopeful that we will be beta testing live in casinos hopefully in the next three to six months.

Ryan Worst - Brean Murray, Carret & Co. - Analyst

Okay, guys. Thanks, Mark.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

You're welcome.

Operator

Thank you. Our next question comes from Joe Greff with JPMorgan. Please go ahead.

Joe Greff - JPMorgan - Analyst

Hi, everyone.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Hey, Joe.

Joe Greff - JPMorgan - Analyst

What percentage of year-over-year increase is attributable to the weaker US dollar foreign currency?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

What percentage is attributable to the weaker -- of revenue growth?

www.streetevents.com	contact us	7

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Joe Greff – JP Morgan – Analyst

Yes?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Yes.

Coreen Sawdon - Shuffle Master, Inc. - SVP, CAO and Acting CFO

It would be EGM.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Yes, I would say very little of the revenue increase is attributable to the weakened US dollar, and the reason is that so much of our revenue is recorded in US dollars. So even though a sale in euros might translate into more dollars, the -- there are a lot fewer of those than the other way around, where we pay for the products in euros or Australian dollars, and sell in US dollars. Ad the best example of that, Joe, is for example in Macau, where we have done a lot of selling over the last year, and we sell everything in US dollars in Macau.

Joe Greff - JPMorgan - Analyst

Okay. So -- so you wouldn't necessarily have revenues and expenses match up like-for-like, then?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

I wish -- you know, I only wish it were that simple, but the accounting rules don't permit that, and in fact just -- one little comment there. Because of transfer pricing rules amongst our subsidiaries, if we -- and a good example is the one-to-six shuffler that's used very heavily in Macau. We sell it in US dollars in Macau. We buy it from our sub in US dollars, from our sub in Austria, but they purchase the product in euros, and because of transfer pricing rules, we actually record substantially less profit now than we used to because of the weakening US dollar.

Joe Greff - JPMorgan - Analyst

Okay. Next question is -- the tax rate was a little bit lower than what we were looking for. Was there anything specific there, and then what are you thinking of a tax rate to use going forward?

Coreen Sawdon - Shuffle Master, Inc. - SVP, CAO and Acting CFO

I'll comment on that, Joe. In the third quarter, you traditionally do your tax return to provision true-up. You make estimates during the year on your provision, and you actually complete the tax return. That's always something that will always be reflected in our third quarter. It could be favorable or unfavorable, depending on our estimates. This quarter it was very favorable for us. We're expecting that the full-year run rate will be south of 35, but north of 30.

www.streetevents.com	contact us	8

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Joe Greff - JPMorgan - Analyst

Okay. And then -- and then, Mark, as you think about those couple of years with some larger North America casinos. A new build, full-service North America casino, let's just say on the Las Vegas strip there are 100 table games, what percentage of those table games that are potential shuffler opportunities, what percentage of those are opportunities for sale and for lease? What kind of mix do you expect between the two?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Well, you know, the -- right now what we know in Las Vegas is we know there are particular projects being built here, and I would say the answer to that question is as much dependant on who the operator is doing the building as anything else. You know, I think right now we have good opportunities to do leases with many of the operators because there -- they are trying to keep their capital for deployment in areas where leasing is not available, and so I know that we're quoting both sale and lease prices on new projects in Las Vegas, but frankly, we're also starting to quote lease prices in Macau, where I think some of the operators are coming under some very similar capital issues, and leasing may start to look very attractive even in that market to operators when they -- they want to make sure they have the capital to complete the -- the building. So as far as overall rates, you know, we're going to get at least half the tables that are being put in -- new today. At least half of them will have shufflers, and of those the mix of sales versus lease I think is still in flux. We have done a great job, I think, of structuring our pricing in such a way that leasing looks great, and if the economy continues the way it is, I think leasing will continue to grow even beyond where we are today.

Joe Greff - JPMorgan - Analyst

Great. Good enough. Thank you.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

You're welcome.

Operator

Thank you. Our next question is from the line of Bill Lerner of Deutsche Bank. Please go ahead.

Bill Lerner - Deutsche Bank - Analyst

Thanks, hi guys.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Hi, Bill.

Coreen Sawdon - Shuffle Master, Inc. - SVP, CAO and Acting CFO

Hi.

www.streetevents.com	contact us	9

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Bill Lerner - Deutsche Bank - Analyst

In this -- I guess -- you know, post-Elixir environment for you in Asia, can you just talk a little bit about your experience so far, with -- you know, back again with RGB? As I of course recall, you know, investors were concerned about, you know, this post-Elixir time frame and, you know, you guys wanted to take back some direct sales and -- and, you know, resolve some tougher distribution in other parts of Asia, and I think you have accomplished that, but relatively quietly. So if you can just talk a little bit about that experience and maybe even if -- I don't know if you want to quantify any of it, but any color will help.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

Sure, I'm happy to do that. You know, I think the whole issue of our business in Asia has not either been as well communicated or as well understood, and I agree with your comment. Much of Asia has been a direct market for us, and this includes Macau, and it includes a couple of other very key customers in the region, and so the issue for us has always been to reach the rest of Asia, and thank includes places - very important markets like the Philippines, Cambodia, Vietnam, Laos, and a number of other Asian regions. You know, we -- we had a -- an agreement for a number of years with RGB. We went away from that agreement. We have come back to them.

It's still relatively early in the process in that, you know, RGB is a big multi-national company, RGB, RBI, that whole group, that Dreamgate group. I think they are starting to make excellent progress. They are starting to move our products in these markets. My expectations are very high for the next couple of years with them as a distributor, because they are so well regarded, well respected, and frankly have such a presence throughout that region. So I can't really quantify, but I will qualitatively tell you that I believe we made absolutely the right decision as far as selecting them, and that I think in response that the entire RGB, CDI, RBI, that entire group is working hard on our behalf, and I expect to see great growth in their -- that region because of it.

Bill Lerner - Deutsche Bank - Analyst

Okay. Thanks, Mark.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

You're welcome.

Operator

(OPERATOR INSTRUCTIONS)

Thank you. Our next question from the line of Fred Button, private investor. Please go ahead.

Fred Button - - Private Investor

Yes. I'm a poker player, and I noticed that when I go to the casinos every once in a while I sit at the poker table, and they just seem to have quite a bit of problem -- red-light problem with the shufflers malfunctioning somehow, the cards are bad or something is - in our next generation of the shuffler for the poker shuffler, is there any built-in thing that is going to tell you what -- what kind of problems they had, or -- or how many red lights they had or how many malfunctions they have had during the course of X-number of hours?

www.streetevents.com	contact us	10

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

First, I'm sorry to hear you are having that experience, because I think generally these run pretty much service-problem free. Right now, the shuffler does record every red light, and a service tech has the capability to plug a laptop in to that shuffler and download the entire history of the shuffler and every time a red light was turned on, and we monitor these very closely. You know, it's -- it really -- a lot depends on maintaining -- the maintenance on the product. So where we do the maintenance under either a lease or service contract, we do what is called preventative maintenance; we're there periodically, about once a week, to clean and service the unit, and those units don't necessarily have a lot of red lights. And sometimes when a casino chooses -- and not pointing fingers, but on occasion, those that choose to do their own self-service, that's the less preventative maintenance, or don't change the cards quite as frequently as we recommend, and so that's when the cards get a little warped and they will jam a little. The other thing is it depends if they allow people to eat at the table. A lot of times in a poker room, Fred, as you know, and I play a little poker myself, and - somebody gets the egg rolls and the duck sauce and all of the other stuff, and now they are picking the cards up -- you are laughing, but you know I'm right.

Fred Button - - Private Investor

I know. I know. French fries. Don't forget the French fries.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

French fries, and get the ketchup on the cards, and at the end of the day the cards stay - unfortunately, there's not an automatic hand wiper for the players. Maybe that's what the shuffler needs. But, yes, we do record all the service log on every machine.

Fred Button - - Private Investor

Okay, I want to compliment you - it doesn't seem to bother people. I sit there because I'm an investor, and I'm a little nervous about that, but it doesn't seem to bother - but it just seems like once in a while you go to a casino, and there are just more problems than the next casino, and if that's what you are telling me, then I can at least ask who does your maintenance, Shuffle Master or - I know outside the Venetian here a few months back there were two middle-aged gentlemen working on machines with Shuffle Master uniforms, so I know who does theirs. So I'll just ask, but I will make mention of it next time I call them.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

One other little thing, Fred, I should mention.

Fred Button - - Private Investor

Yes?

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

We are on somewhere around 70 or 80% of all of the poker tables in North America.

Fred Button - - Private Investor

It's a bunch, boy. You know, you see some of them on the Saturday nights or Friday nights when they are really busy, you know, that type of thing where they have got to go to the overflow, and I understand where if you don't normally use the tables you are not going to spend your X-dollars a month to have that table covered with a Shuffle Master, but I can't think of a casino that I have been in that don't have at least their normal, you know, Monday-through-Friday type of tables covered with Shuffle Master. No, it is -- it's great. It's really great.

www.streetevents.com	contact us	11

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

And if you run into a problem, you call me directly, call Shuffle Master, ask for me, and you tell me where the problem is, I'll go out and service the shuffler.

Fred Button - - Private Investor

I'll just come over, because in two weeks I'll be back in Vegas, I'll just come over and say this is what we want to do, doctor.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

All right. Thank you.

Fred Button - - Private Investor

All right. Yes.

Operator

Thank you. There are no further questions in the queue at this time. I would like to turn the call back over to management for any further closing comments.

Mark Yoseloff - Shuffle Master, Inc. - Executive Chairman and CEO

All right. I want to thank everyone for joining us, and look forward to speaking to you on our year-end call in a few months. Thank you all.

Operator

Ladies and gentlemen, this concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

www.streetevents.com	contact us	12

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT
Sep. 09. 2008 / 5:00PM, SHFL – Q3 2008 Shuffle Master, Inc. Earnings Conference Call

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2008, Thomson Financial. All Rights Reserved.

www.streetevents.com	contact us	13

© 2008 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.